EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
February 26, 2019	fcooper@tollbrothers.com

Toll Brothers Reports FY 2019 1st Quarter Results

HORSHAM, PA, February 26, 2019 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for its first quarter ended January 31, 2019.

FY 2019’s First Quarter Financial Highlights (Compared to FY 2018’s First Quarter):

▪
Net income and earnings per share were $112.1 million and $0.76 per share diluted, compared to net income of $132.1 million and $0.83 per share diluted in FY 2018’s first quarter. This decline in earnings per share was primarily the result of a (0.4)% effective tax rate in FY 2018’s first quarter due to the revaluation of the Company’s net deferred tax liability as a result of the enactment of the Tax Cuts and Jobs Act, compared to a 26.0% effective tax rate in FY 2019’s first quarter.

▪	Pre-tax income grew 15% to $151.4 million, compared to $131.6 million in FY 2018’s first quarter.

▪	Home sales revenues were $1.32 billion, up 12%; home building deliveries were 1,530, up 8%.

▪	Net signed contract value was $1.16 billion, down 31%; contract units were 1,379, down 24%.

▪	Backlog value at first quarter end was $5.37 billion, down 4%; units in backlog totaled 5,954, down 5%.

▪	Home sales gross margin was 21.0%; Adjusted Home Sales Gross Margin, which excludes interest and inventory write-downs (“Adjusted Home Sales Gross Margin”), was 24.2%.

▪	Land sales gross profit was $9.6 million in FY 2019’s first quarter.

▪	SG&A, as a percentage of home sales revenues, was 12.3%.

▪	Income from operations was 9.1% of total revenues.

▪	Other income and Income from unconsolidated entities was $27.0 million.

▪	The Company repurchased approximately 785,000 shares of its common stock at an average price of $32.02 per share for an aggregate purchase price of approximately $25.1 million.

Second Quarter FY 2019 Financial Guidance:

▪	Deliveries of between 1,650 and 1,850 units with an average price of between $860,000 and $890,000.

▪	Adjusted Home Sales Gross Margin of approximately 23.1%.

▪	SG&A, as a percentage of second quarter home sales revenues, of approximately 11.3%.

▪	Other income, Income from unconsolidated entities, and land sales gross profit of approximately $13 million.

▪	Tax rate of approximately 27.5%.

Douglas C. Yearley, Jr., Toll Brothers’ chairman and chief executive officer, stated: “FY 2019’s first quarter results were strong, with pre-tax earnings rising 15%, home sales revenues increasing 12%, and home sales gross margin improving 50 basis points compared to one year ago.
“We attribute the decline in our first quarter contracts to a difficult year-over-year comparison, a lack of current inventory in certain locations and the industry-wide slowdown that began in the second half of 2018. On a per-community basis, contracts tracked more closely to FY 2016’s and 2017’s first quarter, which were still quite healthy, than to the more robust FY 2018 first quarter. Although we experienced a year-over-year decline in contracts each month of this first quarter, the decline decreased as the quarter progressed.
“While non-binding reservation deposits for the first three weeks of February were still behind last year, we are encouraged by improving demand trends during the month, and especially by last week’s deposits, which exceeded last year’s same week.
“Nationally, the economy remains healthy, unemployment is low, and housing supply is still tight. Many of our potential customers have benefited from a strong stock market and enjoy increased equity in their existing homes. Mortgage rates have recently decreased to their lowest levels in a year. These factors are all generally positive for the home building sector.
“Given our focus on the upscale market, our strategy has always been to acquire the best land in the most attractive locations. We evaluate each community weekly to carefully balance sales pace and home price. With our unique land position, we intend to continue this balanced approach.
“With our strong balance sheet, we continue to evaluate attractive land opportunities, new markets, and builder acquisitions as we pursue our strategy of diversifying our product lines and geographic footprint. With our well-located land, strong brand, and wide variety of communities, we believe we are well positioned.
“This quarter, we again were named by Fortune magazine as the World’s Most Admired Home Building Company. This is the fifth consecutive year we have been so honored. It is a recognition not only of the quality of our homes and our brand, but of the tremendous hard work of our Toll Brothers associates.”
Martin P. Connor, Toll Brothers’ chief financial officer, stated: “Our first quarter results exceeded our expectations, driven by strong revenue growth and gross margins, and improved SG&A leverage.
“Our balance sheet remains solid. We ended our first quarter with total liquidity of $1.9 billion, including over $800 million of cash and cash equivalents and $1.12 billion available under our revolving bank credit facility. We finished the quarter with a book value per share of approximately $33.
“Given that we are in the early stages of the spring selling season and in light of current market conditions, there continues to be a wide range of possible results for our full fiscal year. Therefore, we have limited our forward-looking income statement guidance to the second quarter of 2019.”

First Quarter Financial Highlights (compared to FY 2018’s first quarter):

▪
FY 2019’s first quarter net income and earnings per share declined 15% and 8%, respectively, to $112.1 million, or $0.76 per share diluted, compared to FY 2018’s first quarter net income of $132.1 million, or $0.83 per share diluted.

▪
FY 2018’s first quarter net income was favorably impacted by the Tax Cuts and Jobs Act enacted in December 2017 which resulted in a FY 2018 first quarter $31.2 million tax benefit associated with the revaluation of the Company’s net deferred tax liability. The Company’s effective tax rate in FY 2018’s first quarter was (0.4)% compared to 26.0% in FY 2019’s first quarter.

▪
FY 2019’s first quarter pre-tax income was $151.4 million, compared to FY 2018’s first quarter pre-tax income of $131.6 million. FY 2019’s first quarter results included pre-tax inventory impairments totaling $7.6 million. FY 2018’s first quarter results included pre-tax inventory impairments of $3.9 million.

▪	FY 2019’s first quarter home sales revenues of $1.32 billion and 1,530 units rose 12% in dollars and 8% in units, compared to FY 2018’s first quarter totals of $1.18 billion and 1,423 units.

▪
The Company’s FY 2019 first quarter net signed contracts of 1,379 units and $1.16 billion, decreased by 24% in units and 31% in dollars, compared to FY 2018’s first quarter net contracts of 1,822 units and $1.69 billion. In FY 2019’s first quarter, the Company adjusted its guidelines for deposit levels necessary for a sale agreement to be counted as a contract in certain lower price point communities, resulting in 27 net signed contracts that would not have been counted under the previous guidelines.

▪
In FY 2019, first quarter-end backlog of $5.37 billion and 5,954 units decreased 4% in dollars and 5% in units, compared to FY 2018’s first quarter-end backlog of $5.58 billion and 6,250 units. The average price of homes in backlog was $901,000, compared to $892,000 at FY 2018’s first quarter end.

▪
FY 2019’s first quarter home sales gross margin was 21.0%, compared to 20.5% in FY 2018’s first quarter.  FY 2019’s first quarter Adjusted Home Sales Gross Margin was 24.2%, compared to FY 2018’s first quarter Adjusted Home Sales Gross Margin of 23.7%.

▪
FY 2019’s land sales gross profit was $9.6 million, driven primarily by a gain on sale of apartment land to a joint venture. Due to the adoption of Accounting Standards Update No. 2014-09 “Revenue from Contracts with Customers,” land sales gross profit is presented separately. In prior years, land sales gross profit was included in Other income.

▪	Interest included in cost of sales was 2.6% of home sales revenues in FY 2019’s first quarter, compared to 2.9% in FY 2018’s first quarter.

▪	SG&A, as a percentage of home sales revenues, was 12.3% in FY 2019’s first quarter, compared to 13.4% in FY 2018’s first quarter.

▪	Income from operations of $124.4 million represented 9.1% of total revenues in FY 2019’s first quarter, compared to $83.7 million and 7.1% of revenues in FY 2018’s first quarter.

▪	Other income and Income from unconsolidated entities in FY 2019’s first quarter totaled $27.0 million, compared to $47.9 million in FY 2018’s first quarter.

▪
FY 2019’s first quarter cancellation rate (current quarter cancellations divided by current quarter signed contracts) was 9.6%, compared to 5.3% in FY 2018’s first quarter. As a percentage of beginning quarter backlog, FY 2019’s first quarter cancellation rate was 2.4% compared to 1.7% in FY 2018’s first quarter.

▪
The Company ended its FY 2019 first quarter with $801.7 million in cash and cash equivalents, compared to $1.18 billion at FYE 2018, and $508.3 million at FY 2018’s first quarter end. At FY 2019’s first quarter end, the Company also had $1.12 billion available under its $1.295 billion, 20-bank credit facility, which matures in May 2021.

▪	During the first quarter of FY 2019, the Company repurchased approximately 785,000 shares at an average price per share of $32.02, for an aggregate purchase price of approximately $25.1 million.

▪	On January 25, 2019, the Company paid its quarterly dividend of $0.11 per share to shareholders of record at the close of business on January 11, 2019.

▪	Stockholders’ Equity at FY 2019’s first quarter end was $4.82 billion, compared to $4.46 billion at FY 2018’s first quarter end.

▪
The Company ended its FY 2019 first quarter with a debt-to-capital ratio of 42.7%, compared to 43.7% at FYE 2018 and 44.2% at FY 2018’s first quarter end. The Company ended FY 2019’s first quarter with a net debt-to-capital ratio of 36.0%, compared to 33.2% at FYE 2018, and 40.1% at FY 2018’s first quarter end.(1)

▪
The Company ended FY 2019’s first quarter with approximately 54,000 lots owned and optioned, compared to 53,400 one quarter earlier, and 49,500 one year earlier. Approximately 33,500 of these lots were owned, of which approximately 17,140 lots, including those in backlog, were substantially improved.

▪	In the first quarter of FY 2019, the Company spent approximately $262.3 million on land to purchase approximately 2,686 lots.

▪	The Company ended FY 2019’s first quarter with 317 selling communities, compared to 315 at FYE 2018 and 295 at FY 2018’s first quarter end.

▪	The Company expects FY 2019 second quarter deliveries of between 1,650 and 1,850 units with an average price of between $860,000 and $890,000.

▪	The Company expects its second quarter FY 2019 Adjusted Home Sales Gross Margin to be approximately 23.1% of home sales revenues.

▪	FY 2019 second quarter SG&A is expected to be approximately 11.3% of second quarter home sales revenues.

▪	The Company’s second quarter FY 2019 Other income, Income from unconsolidated entities, and land sales gross profit is expected to total approximately $13 million.

▪	The FY 2019 second quarter effective tax rate is expected to be approximately 27.5%.

(1)	See “Reconciliation of Non-GAAP Measures” below for more information on the calculation of the Company’s net debt-to-capital ratio.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by Chairman and Chief Executive Officer Douglas C. Yearley, Jr. at 11:00 A.M. (EST) Wednesday, February 27, 2019 to discuss these results and its outlook for FY 2019. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Conference Calls.” Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.
The call can be heard live with an online replay which will follow. MP3 format replays will be available after the conference call via the "Conference Calls" section of the Investor Relations portion of the Toll Brothers website.
Toll Brothers, Inc., A FORTUNE 500 Company, is the nation's leading builder of luxury homes. The Company began business over fifty years ago in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves move-up, empty-nester, active-adult, and second-home buyers, as well as urban and suburban renters. It operates in 22 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia (Toll Brothers Apartment Living), Idaho, Illinois, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Texas, Utah, Virginia, and Washington, as well as in the District of Columbia.
Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid-, and high-rise communities, principally on land it develops and improves. The Company acquires and develops rental apartment and commercial properties through Toll Brothers Apartment Living, Toll Brothers Campus Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-, mid-, and high-rise for-sale condominiums through Toll Brothers City Living. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, and landscape subsidiaries. Toll Brothers also operates its own security company, TBI Smart Home Solutions, which also provides homeowners with home automation and technology options. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. Through its Gibraltar Real Estate Capital joint venture, the Company provides builders and developers with land banking, non-recourse debt and equity capital.
In 2019, Toll Brothers was named World’s Most Admired Home Building Company in Fortune magazine’s survey of the World’s Most Admired Companies, the fifth year in a row it has been so honored. Toll Brothers was named 2014 Builder of the Year by Builder magazine and is honored to have been awarded Builder of the Year in 2012 by Professional Builder magazine, making it the first two-time recipient. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.
Toll Brothers discloses information about its business and financial performance and other matters, and provides links to its securities filings, notices of investor events, and earnings and other news releases, on the Investor Relations section of its website (tollbrothers.com/investor-relations).

Forward-Looking Statements
Information presented herein for the first quarter ended January 31, 2019 is subject to finalization of the Company's regulatory filings, related financial and accounting reporting procedures and external auditor procedures.
This release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these statements by the fact that they do not relate to matters of a strictly historical or factual nature and generally discuss or relate to future events. These statements contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “should” and other words or phrases of similar meaning. Such statements may include, but are not limited to, information related to anticipated operating results; home deliveries; financial resources and condition; changes in revenues; changes in profitability; changes in margins; changes in accounting treatment; cost of revenues; selling, general and administrative expenses; interest expense; inventory write-downs; home warranty and construction defect claims; unrecognized tax benefits; anticipated tax refunds; sales paces and prices; effects of home buyer cancellations; growth and expansion; joint ventures in which we are involved; anticipated results from our investments in unconsolidated entities; the ability to acquire land and pursue real estate opportunities; the ability to gain approvals and open new communities; the ability to sell homes and properties; the ability to deliver homes from backlog; the ability to secure materials and subcontractors; the ability to produce the liquidity and capital necessary to expand and take advantage of opportunities; and legal proceedings, investigations and claims.
Any or all of the forward-looking statements included in our reports or public statements made by us are not guarantees of future performance and may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties. Many factors mentioned in our reports or public statements made by us, such as market conditions, government regulation, and the competitive environment, as we;; as the factors listed below, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from our forward-looking statements.
The factors that could cause actual results to differ from those expressed or implied by our forward-looking statements include, among others: demand fluctuations in the housing industry; adverse changes in economic conditions in markets where we conduct our operations and where prospective purchasers of our homes live; increases in cancellations of existing agreements of sale; the competitive environment in which we operate; changes in interest rates or our credit ratings; the availability of capital; uncertainties in the capital and securities markets; the ability of customers to obtain financing for the purchase of homes; the availability and cost of land for future growth; the ability of the participants in various joint ventures to honor their commitments; effects of governmental legislation and regulation; effects of increased taxes or governmental fees; weather conditions; the availability and cost of labor and building and construction materials; the cost of raw materials; the outcome of various product liability claims, litigation and warranty claims; the effect of the loss of key management personnel; changes in tax laws and their interpretation; construction delays; and the seasonal nature of our business. For a more detailed discussion of these factors, see the risk factors in the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission and subsequent filings with the SEC.
From time to time, forward-looking statements also are included in our periodic reports on Forms 10-K, 10-Q and 8-K, in press releases, in presentations, on our website and in other materials released to the public.
This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all of our forward-looking statements are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	January 31, 2019	October 31, 2018
	(Unaudited)
ASSETS
Cash and cash equivalents	$801,734	$1,182,195
Inventory	7,714,643	7,598,219
Property, construction and office equipment, net	294,658	193,281
Receivables, prepaid expenses and other assets	609,664	550,778
Mortgage loans held for sale	88,840	170,731
Customer deposits held in escrow	100,034	117,573
Investments in unconsolidated entities	409,374	431,813
Income taxes receivable	16,907
	$10,035,854	$10,244,590

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$1,000,467	$686,801
Senior notes	2,511,932	2,861,375
Mortgage company loan facility	74,135	150,000
Customer deposits	406,355	410,864
Accounts payable	302,042	362,098
Accrued expenses	879,734	973,581
Income taxes payable		30,959
Total liabilities	5,174,665	5,475,678

Equity:
Stockholders’ Equity
Common stock	1,779	1,779
Additional paid-in capital	717,405	727,053
Retained earnings	5,239,251	5,161,551
Treasury stock, at cost	(1,139,623)	(1,130,878)
Accumulated other comprehensive income	750	694
Total stockholders' equity	4,819,562	4,760,199
Noncontrolling interest	41,627	8,713
Total equity	4,861,189	4,768,912
	$10,035,854	$10,244,590

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended January 31,
	2019		2018
	$	%	$	%
Revenues:
Home sales	$1,319,308		$1,175,468
Land sales (1)	43,873
	1,363,181		1,175,468

Cost of revenues:
Home sales	1,042,245	79.0%	934,480	79.5%
Land sales (1)	34,253	78.1%
	1,076,498		934,480

Gross margin - home sales	277,063	21.0%	240,988	20.5%
Gross margin - land sales (1)	9,620	21.9%

Selling, general and administrative expenses	$162,238	12.3%	$157,267	13.4%
Income from operations	124,445	9.1%	83,721	7.1%

Other:
Income from unconsolidated entities	6,140		38,880
Other income - net	20,861		8,997
Income before income taxes	151,446		131,598
Income tax provision (benefit)	39,396		(509)
Net income	$112,050		$132,107
Per share:
Basic earnings	$0.76		$0.85
Diluted earnings	$0.76		$0.83
Cash dividend declared	$0.11		$0.08
Weighted-average number of shares:
Basic	146,751		155,882
Diluted	148,032		158,897

Effective tax rate	26.0%		(0.4)%

(1)
On November 1, 2018, we adopted Accounting Standard Update No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”). Upon adoption, land sale activity is presented as part of income from operations where previously it was included in "Other income - net." Prior periods are not restated. During the three months ended January 31, 2018, we recognized land sales revenues and land sales cost of revenues of $7.0 million and $6.3 million, respectively.

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Three Months Ended January 31,
	2019	2018
Impairment charges recognized:
Cost of home sales - land owned/controlled for future communities	$1,777	$117
Cost of home sales - operating communities	5,785	3,736
	$7,562	$3,853

Depreciation and amortization	$15,669	$6,171
Interest incurred	$44,485	$38,687
Interest expense:
Charged to home sales cost of sales	$34,441	$33,885
Charged to land sales cost of sales	352
Charged to other income - net		716
	$34,793	$34,601

Home sites controlled:	January 31, 2019	January 31, 2018
Owned	33,491	32,127
Optioned	20,522	17,420
	54,013	49,547

Inventory at January 31, 2019 and October 31, 2018 consisted of the following (amounts in thousands):

	January 31, 2019	October 31, 2018
Land and land development costs	$2,179,152	$1,917,354
Construction in progress	4,870,299	4,917,917
Sample homes	409,548	493,037
Land deposits and costs of future development	255,644	245,114
Other		24,797
	$7,714,643	$7,598,219

Toll Brothers operates in two segments: Traditional Home Building and Urban Infill ("City Living"). Within Traditional Home Building, Toll operates in five geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, New Jersey and New York

Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina and Texas

West:	Arizona, Colorado, Idaho, Nevada and Washington

California:	California

	Three Months Ended January 31,
	Units		$ (Millions)		Average Price Per Unit $
	2019	2018	2019	2018	2019	2018
REVENUES
North	237	209	$169.5	$134.3	$715,200	$642,500
Mid-Atlantic	305	332	205.7	207.0	674,400	623,400
South	281	221	208.2	171.5	740,700	776,000
West	434	412	300.4	258.0	692,200	626,300
California	209	185	370.0	287.1	1,770,400	1,551,900
Traditional Home Building	1,466	1,359	1,253.8	1,057.9	855,200	778,400
City Living	64	64	68.6	117.6	1,071,800	1,837,500
Corporate and other			(3.1)
Total home sales	1,530	1,423	1,319.3	1,175.5	$862,300	$826,000
Land sales			43.9
Total consolidated			$1,363.2	$1,175.5

CONTRACTS
North	241	271	$171.5	$197.5	$711,600	$728,700
Mid-Atlantic	347	324	221.0	212.2	637,000	654,900
South	268	303	195.5	239.0	729,300	788,900
West	351	489	266.8	333.9	760,200	682,900
California	149	388	268.9	646.0	1,804,700	1,664,800
Traditional Home Building	1,356	1,775	1,123.7	1,628.6	828,700	917,500
City Living	23	47	39.7	61.8	1,724,400	1,316,000
Total consolidated	1,379	1,822	$1,163.4	$1,690.4	$843,600	$927,800

BACKLOG
North	1,102	1,279	$770.6	$879.3	$699,300	$687,500
Mid-Atlantic	1,184	1,135	774.4	746.8	654,000	658,000
South	1,153	1,137	891.5	883.5	773,300	777,000
West	1,317	1,474	998.1	1,047.8	757,900	710,900
California	1,073	1,090	1,783.4	1,854.0	1,662,100	1,700,900
Traditional Home Building	5,829	6,115	5,218.0	5,411.4	895,200	884,900
City Living	125	135	148.7	165.1	1,189,400	1,222,600
Total consolidated	5,954	6,250	$5,366.7	$5,576.5	$901,400	$892,200

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month period ended January 31, 2019 and 2018, and for backlog at January 31, 2019 and 2018 is as follows:

	Units		$ (Millions)		Average Price Per Unit $
	2019	2018	2019	2018	2019	2018
Three months ended January 31,
Revenues	17	28	$27.3	$32.6	$1,604,500	$1,162,700
Contracts	3	74	$12.1	$122.1	$4,019,500	$1,650,100

Backlog at January 31,	158	162	$306.1	$257.0	$1,937,300	$1,586,400

RECONCILIATION OF NON-GAAP MEASURES
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s Adjusted Homes Sales Gross Margin and the Company’s net debt-to-capital ratio.
These two measures are non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures should not be considered a substitute for, or superior to, the comparable GAAP financial measures, and may be different from non-GAAP measures used by other companies in the homebuilding business.
The Company’s management considers these non-GAAP financial measures as we make operating and strategic decisions and evaluate our performance, including against other homebuilders that may use similar non-GAAP financial measures. The Company’s management believes these non-GAAP financial measures are useful to investors in understanding our operations and leverage and may be helpful in comparing the Company to other homebuilders to the extent they provide similar information.
Adjusted Home Sales Gross Margin
The following table reconciles the Company’s homes sales gross margin as a percentage of homes sale revenues (calculated in accordance with GAAP) to the Company’s Adjusted Homes Sales Gross Margin (a non-GAAP financial measure). Adjusted Homes Sales Gross Margin is calculated as (i) homes sales gross margin plus interest recognized in homes sales cost of revenues plus inventory write-downs recognized in home sales cost of revenues divided by (ii) homes sale revenues.
Adjusted Home Sales Gross Margin Reconciliation
(Amounts in thousands, except percentages)

		Three Months Ended January 31,
		2019	2018
	Revenues - homes sales	$1,319,308	$1,175,468
	Cost of revenues - home sales	1,042,245	934,480
	Home sales gross margin	277,063	240,988
Add:	Interest recognized in cost of revenues - home sales	34,441	33,885
	Inventory write-downs	7,562	3,853
	Adjusted homes sales gross margin	$319,066	$278,726

	Homes sales gross margin as a percentage of home sale revenues	21.0%	20.5%

	Adjusted Home Sales Gross Margin as a percentage of home sale revenues	24.2%	23.7%

The Company’s management believes Adjusted Home Sales Gross Margin is a useful financial measure to investors because it allows them to evaluate the performance of our homebuilding operations without the often varying effects of capitalized interest costs and inventory impairments. The use of Adjusted Home Sales Gross Margin also assists the Company’s management in assessing the profitability of our homebuilding operations and making strategic decisions regarding community location and product mix.

Forward-looking Adjusted Homes Sales Gross Margin
The Company has not provided projected fiscal 2019 second quarter homes sales gross margin or a GAAP reconciliation for forward-looking Adjusted Homes Sales Gross Margin because such measure cannot be provided without unreasonable efforts on a forward-looking basis, since inventory write-downs are based on future activity and observation and therefore cannot be projected for the second quarter of fiscal 2019. The variability of these charges may have a potentially unpredictable, and potentially significant, impact on our fiscal 2019 second quarter homes sales gross margin.

Net Debt-to-Capital Ratio
The following table reconciles the Company’s ratio of debt to capital (calculated in accordance with GAAP) to the Company’s net debt-to-capital ratio (a non-GAAP financial measure). The net debt-to-capital ratio is calculated as (i) total debt minus mortgage warehouse loans minus cash and cash equivalents divided by (ii) total debt minus mortgage warehouse loans minus cash and cash equivalents plus stockholders’ equity.

Net Debt-to-Capital Ratio Reconciliation
(Amounts in thousands, except percentages)

		January 31, 2019	January 31, 2018	October 31, 2018
	Loans payable	$1,000,467	$631,791	$686,801
	Senior notes	2,511,932	2,859,689	2,861,375
	Mortgage company loan facility	74,135	38,344	150,000
	Total debt	3,586,534	3,529,824	3,698,176
	Total stockholders' equity	4,819,562	4,458,994	4,760,199
	Total capital	$8,406,096	$7,988,818	$8,458,375
	Ratio of debt-to-capital	42.7%	44.2%	43.7%

	Total debt	$3,586,534	$3,529,824	$3,698,176
Less:	Mortgage company loan facility	(74,135)	(38,344)	(150,000)
	Cash and cash equivalents	(801,734)	(508,277)	(1,182,195)
	Total net debt	2,710,665	2,983,203	2,365,981
	Total stockholders' equity	4,819,562	4,458,994	4,760,199
	Total net capital	$7,530,227	$7,442,197	$7,126,180
	Net debt-to-capital ratio	36.0%	40.1%	33.2%

The Company’s management uses the net debt-to-capital ratio as an indicator of its overall leverage and believes it is a useful financial measure to investors in understanding the leverage employed in the Company’s operations.
###